Exhibit 10.45

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered as of             by and between MDRNA, Inc., a Delaware corporation (the “Corporation”), and             . (the “Indemnitee”).

W I T N E S S E T H:

WHEREAS Indemnitee is a director, officer and/or fiduciary of the Corporation and/or a Related Entity (as hereinafter defined), and in such capacity or capacities is performing a valuable service for the Corporation; and

WHEREAS Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Corporation, on the condition that he be indemnified by the Corporation as herein provided; and

WHEREAS the Corporation acknowledges and agrees that it benefits from the services provided by the Indemnitee, and is willing to indemnify the Indemnitee as provided herein.

NOW, THEREFORE, in consideration of the premises and the covenants in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Services by Indemnitee. Indemnitee agrees to serve as a director, officer or fiduciary of the Corporation and/or any Related Entity so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate of Incorporation and By-Laws of the Corporation or the applicable provisions of the organic documents of such Related Entity and until such time as he resigns or fails to stand for election or is removed from his position. Indemnitee may at any time and for any reason resign or be removed from any such position (subject to any other contractual obligation or other obligations imposed by operation of law), in which event the Corporation shall have no obligation by reason of this Agreement to continue Indemnitee in any such position.

2. Indemnification.

(a) Subject to the limitations set forth herein and in Sections 2(b) and 4 below, the Corporation shall indemnify Indemnitee against Expenses and Liabilities paid or incurred by Indemnitee in connection with any Proceeding associated with Indemnitee’s being a director, officer or fiduciary of the Corporation or any Related Entity to the fullest extent permitted by applicable law, the Certificate of Incorporation or the By-Laws of the Corporation in effect on the date hereof or as such law, Certificate of Incorporation or By-Laws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than the law, the Certificate of Incorporation or the By-Laws permitted the Corporation to provide before such amendment) and such right to indemnification shall continue after Indemnitee has ceased to be a director, officer or fiduciary of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification provided in the Certificate of Incorporation or the By-Laws of the Corporation shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve as a director, officer or fiduciary and shall be enforceable as a contract right. Without diminishing the scope of the indemnification provided by this Section 2, the Corporation shall indemnify Indemnitee whenever he is or was a party or is threatened to be made a party to any Proceeding, including, without limitation, any such Proceeding brought by or in the right of the Corporation, because he is or was a director, officer or fiduciary of the Corporation or any Related Entity or because of anything done or not done by him in such capacity or capacities, against Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding, including the costs of any investigation, defense, settlement or appeal; provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 3, 7, 8 and 12 below.

(b) Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be obligated under this Agreement to indemnify Indemnitee with respect to:

(i) any claim, issue or matter if Indemnitee was finally adjudged to be liable to the Corporation by a court of competent jurisdiction due to his gross negligence or willful misconduct unless and to the extent that the Delaware Court of Chancery or the court in which the action was heard determines that Indemnitee is entitled to indemnification for such amounts as the court deems proper; provided, however, that until such time as a final adjudication is made as to Indemnitee’s gross negligence or willful misconduct, the Corporation shall advance Indemnitee his expenses in accordance with Section 3 herein, subject to repayment as described in Section 3 in the event of a final adjudication of gross negligence or willful misconduct;

(ii) any claim, issue or matter if the same was initiated by Indemnitee, but was not authorized by the Board of Directors of the Corporation against (A) the Corporation or any of its subsidiaries, (B) any person who is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries, and/or (C) any person or entity which is or was controlled, controlled by or under common control with the Corporation or has or had business relations with the Corporation or any of its subsidiaries;

(iii) the accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state statutory or common law; and

(iv) any activities by Indemnitee that constitute a breach of or default under any agreement between Indemnitee and Corporation.

(c) Indemnitee shall be paid promptly (and in any event within thirty (30) days) by the Corporation all amounts necessary to effectuate the indemnity described in Section 2(a).

3. Advancement of Expenses. All reasonable expenses incurred by or on behalf of Indemnitee shall be advanced from time to time by the Corporation to him within thirty (30) days after the receipt by the Corporation of a written request for an advance of Expenses, whether prior to or after final disposition of a Proceeding (except to the extent that there has been a Final Adverse Determination that Indemnitee is not entitled to be indemnified for such Expenses), including, without limitation, any Proceeding brought by or in the right of the Corporation; provided, however, that with respect to any Indemnitee who is also an employee of the Corporation or any Related Entity, Indemnitee shall not be entitled to the advancement of Expenses in connection with any Proceeding relating to his termination by or resignation from the Corporation or such Related Entity. The written request for an advancement of any and all Expenses under this Section shall contain reasonable detail of the Expenses incurred by Indemnitee. Indemnitee hereby agrees to repay within 30 days of demand the Expenses advanced if it is ultimately determined that the Indemnitee is not entitled to be indemnified for such Expenses pursuant to the terms of this Agreement. Any Expenses incurred by former directors or officers of the Corporation may be advanced upon such terms and conditions, if any, as the Board of Directors deems appropriate.

4. Additional Limitations. The foregoing indemnity and advancement of Expenses shall apply only to the extent that Indemnitee has not been indemnified and actually reimbursed pursuant to such insurance as the Corporation may maintain for Indemnitee’s benefit, or otherwise; provided, however, that notwithstanding the availability of such other indemnification and reimbursement, Indemnitee may claim indemnification and advancement of Expenses pursuant to this Agreement by assigning to the Corporation, at its request, Indemnitee’s claims under such insurance to the extent Indemnitee has been paid by the Corporation.

5. Insurance and Funding. The Corporation may purchase and maintain insurance to protect itself and/or Indemnitee against any Expenses and Liabilities in connection with any Proceeding to the fullest extent permitted by applicable law. If the Corporation purchases or maintains insurance as set forth in the preceding sentence for any of its directors, officers or fiduciaries, the Corporation shall ensure that such insurance coverage applies to Indemnitee to the same extent that it does to the then-current directors, officers and fiduciaries of the Corporation after Indemnitee has ceased to be a director, officer or fiduciary of the Corporation. The Corporation may create a trust fund, grant an interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification or advancement of Expenses as provided in this Agreement. However, the right of Indemnitee to recover Expenses and Liabilities hereunder shall not be limited to the proceeds of such insurance or any other means to ensure payment.”

6. Procedure for Determination of Entitlement to Indemnification.

(a) Whenever Indemnitee believes that he is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification to the Corporation. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitee to support his claim for indemnification. Indemnitee shall submit his claim for indemnification within a reasonable time not to exceed three years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, final determination or other disposition or partial disposition of any Proceeding, whichever is the later date for which Indemnitee requests indemnification. The President or the Secretary or other appropriate officer of the Corporation shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors of the Corporation in writing that Indemnitee has made such request. Determination of Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after the Corporation’s receipt of his written request for such indemnification; if no determination has been made in such 60-day period, the Corporation shall be deemed to have approved the request.

(b) The Indemnitee shall be entitled to select the forum in which Indemnitee’s request for indemnification will be heard, which selection shall be included in the written request for indemnification required in Section 6(a). The forum shall be any one of the following:

(i) The Disinterested Directors who are members of the Board of Directors of the Corporation; or

(ii) A panel of three arbitrators, one selected by the Corporation, another by Indemnitee and the third by the first two arbitrators selected. If for any reason three arbitrators are not selected within thirty (30) days after the appointment of the first arbitrator, then selection of additional arbitrators shall be made by the American Arbitration Association. If any arbitrator resigns or is unable to serve in such capacity for any reason, the American Arbitration Association shall select such arbitrator’s replacement. The arbitration shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association now in effect.

If Indemnitee fails to make such designation, his claim shall be determined by the Supreme Court of the State of New York, County of New York, which shall apply Delaware Law as provided in Section 17 below.

(c) Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not affect this presumption or, except as provided in Section 2 or 4 hereof, establish a presumption with regard to any factual matter relevant to determining Indemnitee’s rights to indemnification hereunder.

(d) Upon making a request for indemnification with respect to any Proceeding, or any claim, issue or matter therein, which under this Agreement or applicable Delaware law requires a determination of Indemnitee’s good faith, or that Indemnitee’s action did not constitute gross negligence, Indemnitee shall be presumed to have acted in good faith and/or without gross negligence, and the Corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination, if the Indemnitee’s action is based on the records or books of account, including financial statements, of the Corporation and/or any Related Entity, or on information supplied to the Indemnitee by the officers of the Corporation and/or any Related Entity in the course of their duties, or on information or records given or reports made to the Corporation and/or any Related Entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation and/or Related Entity. The provisions of this Section 6(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have acted in good faith and/or without gross negligence.

7. Fees and Expenses of Forum. The Corporation shall pay the reasonable fees and expenses in connection with the forum selected to determine Indemnitee’s entitlement to indemnification pursuant to Section 6 of this Agreement. If a panel of three arbitrators is retained to make such a determination, the Corporation shall fully indemnify such panel of arbitrators against any and all expenses and losses incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto, except with respect to expenses and losses resulting from the gross negligence or willful misconduct of such persons. If a determination pursuant to Section 6 hereof is made that Indemnitee is entitled to indemnification, the Corporation shall pay the Expenses of Indemnitee incurred in connection with any Proceeding to determine his entitlement to such indemnification.

8. Remedies of Indemnitee.

(a) In the event that (i) a determination pursuant to Section 6 hereof is made that Indemnitee is not entitled to indemnification, (ii) advances of Expenses are not timely made pursuant to this Agreement, (iii) payment is not timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iv) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in any court of competent jurisdiction of his rights. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication. In any such proceeding Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Corporation shall have the burden of proof to overcome that presumption.

(b) In the event that a determination that Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 6 hereof, the decision in the judicial proceeding provided in paragraph (a) of this Section 8 shall be made de novo and Indemnitee shall not be prejudiced by reason of a determination that he is not entitled to indemnification.

(c) If a determination that Indemnitee is entitled to indemnification has been made pursuant to Section 6 hereof or otherwise pursuant to the terms of this Agreement, the Corporation shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by Indemnitee or (ii) a specific finding (which has become final) by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by Delaware law.

(d) In any court proceeding pursuant to this Section 8, the Corporation shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Corporation shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

9. Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. However, no such supplement, modification, termination, cancellation or amendment shall be effective as to any action or omission of Indemnitee occurring prior to the effective date of such supplement, modification, termination, cancellation or amendment. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

10. Notice by Indemnitee and Defense of Claim. Indemnitee shall promptly notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to Indemnitee under this Agreement if such omission does not prejudice the Corporation’s rights; nor will such omission relieve the Corporation from any liability which it may have to Indemnitee otherwise than under this Agreement. If such omission does prejudice the Corporation’s rights, the Corporation will be relieved from liability under this Agreement only to the extent of such prejudice. With respect to any Proceeding as to which Indemnitee notifies the Corporation of the commencement thereof:

(a) The Corporation will be entitled to participate therein at its own expense; and

(b) The Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided, however, that the Corporation shall not be entitled to assume the defense of any Proceeding if there has been a Change of Control or if Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee with respect to such Proceeding. After notice from the Corporation to Indemnitee of its election to assume the defense thereof, except as provided below the Corporation will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless:

(i) The employment of counsel by Indemnitee has been authorized by the Corporation;

(ii) Indemnitee shall have reasonably concluded the counsel engaged by the Corporation may not adequately represent Indemnitee; or

(iii) The Corporation shall not in fact have employed counsel to assume the defense in such Proceeding or shall not in fact have assumed such defense and be acting in connection therewith with reasonable diligence;

in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation.

(c) The Corporation shall not settle any Proceeding in any manner which would subject Indemnitee to a penalty or cost without Indemnitee’s written consent; provided, however, that Indemnitee will not unreasonably withhold his consent to any proposed settlement.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier such as Federal Express, or sent by certified or registered mail with postage prepaid, addressed as follows:

(a) If to Indemnitee, to:

(b) If to the Corporation, to:

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Attn: Chief Executive Officer

or to such other address as may have been furnished to Indemnitee by the Corporation or to the Corporation by Indemnitee, as the case may be. Notices given as set forth herein shall be conclusively deemed to have been received by the party to whom addressed upon receipt, if delivered personally or by overnight courier, and three business days after the same is deposited in the United States mail if sent by certified or registered mail.

12. Nonexclusivity. The rights of Indemnitee hereunder shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under the Delaware General Corporation Law, the Certificate of Incorporation or By-Laws of the Corporation, or any agreements, vote of shareholders, resolution of the Board of Directors, or otherwise.

13. Indemnitee’s Individual Capacity. Indemnitee agrees to serve as director, officer or fiduciary of the Corporation and/or any Related Entity solely in his individual capacity and not in any capacity as a director, officer, member, partner, employee, trustee or other representative of any Other Entity. The Corporation shall indemnify any such Other Entity against Expenses and Liabilities paid or incurred by such Other Entity in connection with any Proceeding (whether instituted by the Corporation or any other person or entity) associated with Indemnitee’s being a director, officer or fiduciary of the Corporation or any Related Entity, and whether or not such Expenses or Liabilities arise from the gross negligence or willful misconduct of Indemnitee; provided, however, that the foregoing shall not limit any right of action the Corporation may have against Indemnitee, for contribution or otherwise, with respect to such Proceeding.

14. Certain Definitions.

(a) “Board of Directors” shall mean the board of directors of the Corporation.

(b) “Change in Control” shall be deemed to have occurred if, after the date of this Agreement:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefits plan of the Corporation or a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the total voting power represented by such Corporation’s then outstanding voting securities; or

(ii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets; or

(iii) the composition of the Board of Directors at any time during any consecutive twenty-four (24) month period changes such that the Continuing Directors cease for any reason to constitute at least a seventy-five percent (75%) majority of the Board of Directors of the Corporation.

(c) “Continuing Directors” shall mean those members of the Board of Directors who either (i) were directors at the beginning of any consecutive 24-month period, or (ii) were elected by, or on the nomination or recommendation of, at least a seventy-five percent (75%) majority of the directors who were directors at the beginning of such consecutive 24-month period.

(d) “Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

(e) “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses and reasonable compensation for time spent by Indemnitee for which he is otherwise not compensated by the Corporation) actually and reasonably incurred in connection with a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

(f) “Final Adverse Determination” shall mean that a determination that Indemnitee is not entitled to indemnification shall have been made pursuant to Section 6 hereof and either (i) a final adjudication in a court of competent jurisdiction pursuant to Section 8(a) hereof shall have denied Indemnitee’s right to indemnification hereunder, or (ii) Indemnitee shall have failed to file a complaint in a court of competent jurisdiction pursuant to Section 8(a) for a period of one hundred twenty (120) days after the determination made pursuant to Section 6 hereof.

(g) “Indemnification Period” shall mean the period of time during which Indemnitee shall continue to serve as a director, officer or fiduciary of the Corporation or any Related Entity, and thereafter so long as Indemnitee shall be subject to any possible Proceeding arising out of acts or omissions of Indemnitee as a director, officer or fiduciary of the Corporation.

(h) “Independent Legal Counsel” shall mean a law firm or a member of a law firm selected by the Corporation and approved by Indemnitee (which approval shall not be unreasonably withheld) or, if there has been a Change in Control, selected by Indemnitee and approved by the Corporation (which approval shall not be unreasonably withheld) and that neither is presently nor in the past five years has been retained to represent: (i) either the Corporation or any of its subsidiaries or affiliates, or Indemnitee or any corporation as to which Indemnitee was or is a director, officer, employee or agent, or any subsidiary or affiliate of such a corporation, in any material matter, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing the Corporation or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

(i) “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, taxes, penalties or amounts paid in settlement) paid or incurred in connection with any Proceeding.

(j) “Other Entity” shall mean any corporation, partnership, association, joint venture, business trust, trust, employee benefit plan or other organization or entity, other than the Corporation.

(k) “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, including any appeal therefrom.

(l) “Related Entity” shall mean any Other Entity which the Indemnitee at any time serves as director, officer or fiduciary upon the express written request of the Corporation.

15. Binding Effect, Duration and Scope of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as a director, officer or fiduciary.

16. Severability. If any provision or provisions of this Agreement or any portion thereof shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and

(b) to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.

17. Governing Law and Interpretation of Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If the laws of the State of Delaware are hereafter amended to permit the Corporation to provide broader indemnification rights than said laws permitted the Corporation to provide prior to such amendment, the rights of indemnification and advancement of expenses conferred by this Agreement shall automatically be broadened to the fullest extent permitted by the laws of the State of Delaware, as so amended.

18. Consent to Jurisdiction. Except as otherwise specifically set forth herein, the Corporation and Indemnitee irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

19. Attorneys’ Fees. If Indemnitee shall bring any action or proceeding against the Corporation seeking enforcement of this Agreement or to recover damages for breach of this Agreement, he shall be entitled to receive from the Corporation all Expenses incurred in connection therewith in the event that he is the prevailing party.

20. Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Section 12 hereof.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

CORPORATION

MDRNA, INC.

By:

Name:	J. Michael French
Title:	President and Chief Executive Officer

INDEMNITEE